EXHIBIT 99.1

Repros' Proellex(R) Selected to Present to Industry Representatives at the 6th Annual Therapeutics Area Partnerships Conference

THE WOODLANDS, Texas, Nov. 14, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it has been selected to present the Company's technologies at the 6th Annual Therapeutics Area Partnerships Conference scheduled for December 1st and 2nd and to be held in Boston. The Company's presentation will be made on December 1, 2011 in the "Top 10 Most Interesting Hot Space Projects to Watch" track. The Company plans to provide a brief clinical and regulatory update for both its Proellex® and Androxal® programs.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer